EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: Feb. 27, 2006

Central Vermont Reports Fourth-Quarter Earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) today reported consolidated 2005 earnings of $5.4 million, or 41 cents per diluted share of common stock. This compares to 2004 earnings of $23.8 million, or $1.90 per diluted share of common stock.

For the fourth quarter of 2005, CV reported consolidated earnings of $5.3 million, or 42 cents per diluted share of common stock. This compares to fourth-quarter 2004 earnings of $3.8 million, or 34 cents per diluted share of common stock.

Earnings from discontinued operations were $4.9 million in 2005, or 40 cents per diluted share of common stock, and $5.4 million, or 43 cents per diluted share of common stock, in the quarter. This compares to earnings from discontinued operations of $16.3 million, or $1.32 per diluted share of common stock, and $1.6 million, or 13 cents per diluted share of common stock, for the respective periods in 2004.

Earnings from continuing operations were $0.5 million in 2005, or 1 cent per diluted share of common stock, and a loss of $0.1 million, or a 1 cent loss per diluted share of common stock, in the quarter. This compares to earnings from continuing operations of $7.5 million, or 58 cents per diluted share of common stock, and $2.2 million, or 21 cents per diluted share of common stock, for the respective periods in 2004.

2005 Highlights
CV's fourth quarter and year-end 2005 results include the favorable effect of a gain on the sale of all of its interest in Catamount Energy Corporation ("Catamount") to Diamond Castle, a New York-based private equity investment firm. CV announced its decision to sell Catamount on November 21, 2005 and the sale was consummated on December 20, 2005. CV received cash proceeds of $59.25 million resulting in an after-tax gain of $5.6 million, or 45 cents per diluted share of common stock. For accounting purposes, Catamount's results of operations, including the gain on sale, are reported as discontinued operations in the Company's financial statements.

In addition to the gain on sale, our share of Catamount's 2005 losses through the sale date amounted to $0.7 million, or a 5 cent loss per diluted share of common stock. Our share of Catamount's fourth-quarter 2005 losses through the sale date amounted to $0.2 million, or a 2 cent loss per diluted share of common stock. The results of discontinued operations are described in more detail below.

CV's 2005 results also include a $21.8 million pre-tax charge to earnings in the first quarter related to a March 29, 2005 Rate Order ("Rate Order"). The effects of the Rate Order are described in more detail below.

"The past year was a difficult one, but we have a solid plan to restore CV to a position of financial strength, which is critical to customers and shareholders alike," CV President Bob Young said.

That plan includes:

  Securing a $25 million revolving credit facility in October 2005;
  Restructuring the board of directors and reducing board compensation beginning in 2006;
  Efforts to improve communication with Vermont regulators and find common ground on customer and company needs.
  Budget reductions of $2.7 million in 2006, including a 10 percent cut in Young's salary and a 5 percent reduction in other officers' salaries, to partly offset higher pension, retiree medical and other operating costs.

Quarterly Performance Summary
Utility Business
Operating revenues increased $7.9 million, pre-tax, compared to the same period in 2004, due to the following factors:

  Resale sales increased $8.9 million as a result of: 1) more mWh available for resale partly due to a shorter-than-expected Vermont Yankee scheduled refueling outage in the fourth quarter of 2005, and 2) higher average prices reflecting an overall increase in wholesale power market prices in New England. In total, higher average prices contributed about $4.9 million to the favorable variance and higher volume contributed about $4.0 million.
  Other operating revenue increased $0.2 million primarily due to higher transmission revenue and third-party billings related to the Vermont Yankee refueling outage, partly offset by revenue from mutual aid work in Florida in 2004.
  Retail sales decreased $1.2 million due to a 2.75 percent rate reduction beginning in April 2005, pursuant to the Rate Order, and lower average unit prices due to customer sales mix, offset by a 1.9 percent increase in sales volume. In total, the rate reduction decreased revenue by about $1.9 million and lower average unit prices decreased revenue by $0.8 million, partly offset by $1.5 million from increased sales volume.

Purchased power expense increased $14.0 million, pre-tax, compared to the same period in 2004, due to the following factors:

  Short-term purchases increased $14.9 million primarily due to the cost of replacement energy purchases for the Vermont Yankee scheduled refueling outage. The high level of replacement power costs were due in part to high wholesale power market prices driven by the extraordinary effects of hurricanes Katrina and Rita on the price of natural gas. These costs are partially offset by increased resale sales due to a shorter-than-anticipated outage.
  Power purchases under long-term contracts decreased $1.9 million due to fewer purchases under the power contract with Vermont Yankee Nuclear Power Corporation ("VYNPC") as a result of the scheduled refueling outage, partly offset by higher output from Independent Power Producers and more deliveries under CV's contract with Hydro-Quebec.
  Other power-related costs increased $1.0 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.

Other operating costs decreased $3.8 million, pre-tax, primarily due to the following factors:

  A fourth-quarter 2004 deferral of certain utility earnings based on a Vermont Public Service Board ("PSB") approved accounting order that permitted the Company to record 2004 utility earnings in excess of an 11 percent return on equity as other regulatory liabilities. Pursuant to the accounting order, the Company reduced 2004 utility earnings by $3.8 million pre-tax. This results in a favorable variance when comparing 2005 versus 2004 since there was no comparable deferral in 2005.
  Other offsetting operating items included: lower employee benefit costs including incentive compensation and active medical, lower transmission costs and the favorable effect of Rate Order required amortizations that began April 1, 2005. These favorable items were offset by higher distribution expenses due to storm restoration costs associated with a major storm in October 2005 and higher costs associated with our wholly and jointly owned production facilities.

Non-utility Business
Eversant, CV's wholly owned subsidiary, had a $1.4 million investment in The Home Service Store, Inc. ("HSS") at December 31, 2004. HSS has established a network of affiliate contractors who perform home maintenance repair and improvements for its members. Eversant's investment is comprised of shares of HSS junior cumulative convertible preferred stock and common stock. Eversant's voting interest is about 13 percent, accordingly, Eversant accounts for this investment on the cost basis.

In the fourth quarter of 2005, Eversant impaired its $1.4 million investment, resulting in a $0.8 million after-tax charge to earnings. Eversant determined that its investment was impaired based on HSS's current financial information and slower-than-expected growth experience. Further, Eversant determined that the impairment was other-than-temporary. HSS is accreting preferred stock dividends of 15 percent annually to the senior series of preferred stock. HSS's current revenue growth experience will not exceed this current preferred dividend rate to a level that would provide any return to HSS's junior preferred shareholders.

Year-To-Date Performance Summary
The analysis of year-over-year earnings for the utility business is discussed in two parts: recurring earnings from continuing operations and impacts of the first-quarter 2005 charge to earnings related to the Rate Order.

Utility Business - continuing operations
Operating revenues increased $15.4 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004, due to the following factors:

  Resale sales increased $14.7 million primarily due to more mWh available for resale and higher average rates in 2005 versus the same period in 2004, including the sale of excess replacement power for the fourth-quarter 2005 Vermont Yankee scheduled refueling outage which was shorter than expected. In 2005, CV sold most of its excess power supply through forward sale contracts and the remainder to ISO-New England. In 2004, CV sold its excess power supply to ISO-New England and other third parties, but there were fewer mWh available for resale, mostly due to an unscheduled Vermont Yankee plant outage in 2004. In total, higher average prices contributed about $9.0 million to the favorable variance, increased resale sales volume contributed about $5.2 million and higher capacity-related revenues contributed about $0.5 million.
  Retail sales increased $0.8 million primarily due to a 2.6 percent increase in sales volume, partly offset by the 2.75 percent rate reduction beginning in April 2005 and lower average unit prices due to customer sales mix. Average customer usage increased primarily due to a warmer summer in 2005. In total, the increased sales volume contributed about $7.5 million to the favorable variance, while the rate reduction decreased revenue by about $5.3 million and lower average unit prices decreased revenue by $1.4 million.
  Other operating revenue decreased by $0.1 million.

Purchased Power costs increased $3.6 million, pre-tax, excluding first-quarter 2005 effects of the Rate Order, compared to the same period in 2004 due to the following factors:

  Short-term purchases increased $15.2 million primarily due to replacement energy purchases for the fourth-quarter 2005 Vermont Yankee scheduled refueling outage. The high level of replacement power costs were due in part to high wholesale power market prices driven by the extraordinary effects of hurricanes Katrina and Rita on the price of natural gas. These costs are partially offset by increased resale sales due to a shorter-than-anticipated outage.
  Long-term purchases decreased $1.0 million primarily related to the following: 1) lower-priced energy under the power contract with VYNPC, partly offset by more purchases due to higher plant output, and 2) lower output from Independent Power Producers, offset by 3) more deliveries under CV's contract with Hydro-Quebec.
  Other power-related costs increased $3.8 million due to higher Connecticut Yankee rates under FERC-approved tariffs and elimination of accounting deferrals for incremental Yankee Atomic dismantling costs per the Rate Order.
  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies ("SFAS No. 5"), CV recorded a $14.4 million pre-tax loss accrual due to termination of the long-term power contract with Connecticut Valley Electric Company ("CVEC"). The loss accrual represented management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. The loss accrual is being reversed and amortized against power expense on a straight-line basis through 2015, the estimated life of the power contracts that were in place to source the CVEC power contract.

Other operating costs decreased $0.5 million, pre-tax, compared to the same period in 2004, primarily due to the following factors:

  A fourth-quarter 2004 deferral of certain utility earnings based on the PSB-approved accounting order as described above and the favorable effect of Rate Order-required amortizations that began April 1, 2005, offset by
  Higher distribution expense mostly related to restoration costs associated with a major storm in October 2005, higher property taxes and depreciation expense, and a favorable environmental insurance settlement in 2004 with no comparable item in 2005.

Other factors affecting 2005 results compared to the same period in 2004 included:

  A second-quarter 2004 tax settlement that resulted in a $1.5 million pre-tax ($1.1 million after-tax) favorable effect in 2004 with no comparable item in 2005.
  Lower interest expense of about $1.1 million pre-tax due to the August 2004 bond refinancing.

Utility Business - Rate Order
On March 29, 2005, the PSB issued its Order on the rate investigation and CV's request for a rate increase. For accounting purposes, the Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in March 2005, or a 91 cent loss per diluted share of common stock. The primary components of the charge to earnings included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from the CVEC sale to reduce costs; 3) a customer refund for over-collections for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments required in the Rate Order. The table below summarizes the unfavorable pre-tax effects of the Rate Order on specific income statement line items for 2005 (in millions):

Income Statement Line Item Operating Revenue Purchased Power Other Operations Other Income Other Deductions Other Interest Total Rate Order Impact	$(6.2) (2.5) (10.7) (0.8) (0.4) (1.2) $(21.8)

Non-utility Business
Eversant's 2005 results reflect a $0.8 million after-tax write-off of its investment in HSS. See Quarterly Performance Summary above for more detail.

Discontinued Operations
In 2005, earnings from discontinued operations amounted to $4.9 million or 40 cents per diluted share of common stock, and $5.4 million in the fourth quarter, or 43 cents per diluted share of common stock. This compares to earnings from discontinued operations of $16.3 million in 2004, or $1.32 per diluted share of common stock, and $1.6 million, or 13 cents per diluted share of common stock, in the fourth quarter. The components of the year-over-year variances for discontinued operations are shown below.

	year-over-year variances
	(dollars in millions)		Diluted earnings per share
	Fourth quarter	Year-to-date	Fourth quarter	Year-to-date
Gain on Dec. 20, 2005 Catamount sale	$5.6	$5.6	$.45	$.45
Catamount results of operations	(1.9)	(4.6)	(.15)	(.37)
Gain on Jan. 1, 2004 CVEC sale	-	(12.3)	-	(1.00)
	$3.7	$(11.3)	$.30	(.92)

2005 Catamount Sale
CV began reporting Catamount's results of operations as discontinued operations in the fourth quarter of 2005 based on its decision to sell Catamount in November 2005 and the consummation of the sale on December 20, 2005. The sale resulted in a $10.8 million pre-tax gain, or $5.6 million after-tax. In addition to the gain on the sale, Catamount's 2005 results of operations were $4.6 million less than the same period in 2004 primarily due to 2004 gains and related tax benefits totaling $4.4 million from sale of certain of its investments. Catamount's fourth quarter 2005 results of operations were $1.9 million less than the same period in 2004 primarily due to the realization of $2.5 million of income tax benefits in 2004 associated with the sale of one of its investments.

2004 CVEC Asset Sale
In 2004, CVEC contributed $12.3 million to consolidated earnings, or $1.00 per diluted share of common stock, reflecting an after-tax gain resulting from the January 1, 2004 sale of the assets of CVEC. There are no remaining significant business activities related to CVEC.

For accounting purposes, components of the CVEC transaction were recorded in both continuing and discontinued operations on the consolidated 2004 income statement. In addition to the gain, CV recorded a loss on power costs of $8.4 million, after-tax, relating to termination of the power contract between CV and CVEC. Combining the two accounting transactions to assess the total impact of the transaction resulted in a first-quarter 2004 after-tax gain of $3.9 million, or 31 cents per diluted share of common stock.

2006 Financial Guidance
On February 7, 2006, the Company announced that its Board of Directors approved using about $50.0 million in proceeds from the December 20, 2005 sale of Catamount to buy back shares of its common stock in a reverse Dutch auction tender offer. The tender offer commenced on February 14, 2006 and is scheduled to expire on March 15, 2006, unless extended by the Company. Under the procedures of the tender offer, shareholders may offer to sell some or all of their stock to the company at a target price in a range from $20.50 to $22.50 per share. Upon expiration of the tender offer, the company will select the lowest-bid price that will allow it to buy up to 2,250,000 shares, which represents about 18.3 percent of the Company's outstanding common stock.

Because the stock buyback will have a direct effect on earnings per share, and is still under way, it is impossible to provide an accurate range of guidance for EPS at this time. However, CV's 2006 earnings available for common stock are expected to be in the range of $12.3 million to $13.3 million. CV also expects to make capital expenditures of about $18 million and to invest $22.5 million into Vermont Electric Power Company, Inc.

Webcast
CV will host a conference call and webcast on February. 28, beginning at 2 p.m. EST. At that time, CV President and CEO Robert Young will discuss recent corporate developments, 2006 financial guidance and the company's strategic outlook. Acting Chief Financial Officer Ed Ryan will explain CV's year-end results.

Interested parties may listen to the conference call live on the Internet by selecting the "Q4 2005 Central Vermont Public Service Earnings Conference Call" link on CV's homepage at www.cvps.com. An audio archive of the call will be available at approximately 4:30 p.m. EST at the same location or by dialing 1-888-286-8010 and entering passcode 67710577.

About CV
CV is Vermont's largest electric utility, serving more than 150,000 customers statewide. CV's non-regulated subsidiary, Eversant Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings per Diluted Share Reconciliation

Fourth quarter 2005 versus fourth quarter 2004:

Year-over-Year Effects on Earnings

2004 Earnings per diluted share

Continuing Operations:
   Higher resale sales
   Vermont utility 11 percent allowed rate of return in 2004
   Eversant - HSS write-off
   Lower retail revenue
   Higher distribution costs
   Higher purchased power costs
   Other
     Sub-total

Discontinued Operations:
   Gain on December 20, 2005 Catamount sale
   Results of discontinued operations (excluding gain on sale)
     Sub-total

2005 Earnings per diluted share

	..43 ..18 (.06) (.06) (.11) (.67) .07 ..45 (.15)	$.34 (.22) .30 $.42

Twelve months 2005 versus twelve months 2004:

Year-over-Year Effects on Earnings

2004 Earnings per diluted share

Continuing Operations:
   Higher resale sales
   SFAS No. 5 loss accrual - termination of CVEC power contract in 2004
   Vermont utility 11 percent allowed rate of return in 2004
   Higher retail revenue (a)
   Eversant - HSS write-off
   IRS tax settlement received in 2004
   Higher transmission and distribution costs
   Higher purchased power costs (b)
   Other
      Sub-total

Net impact of March 29, 2005 Rate Order recorded in the first quarter of 2005

Discontinued Operations:
   Gain on December 20, 2005 Catamount sale
   Gain on January 1, 2004 CVEC sale
   Results of discontinued operations (excluding gains on sales)
     Sub-total

2005 Earnings per diluted share

(a) excludes effect of Rate Order charge recorded in the first quarter of 2005
(b) excludes effect of Rate Order charge recorded in the first quarter of 2005 and 2004 SFAS No. 5 loss accrual

	..70 ..69 ..18 ..04 (.06) (.09) (.17) (.85) (.10) ..45 (1.00) (.37)	$1.90 ..34 (.91) (.92) $.41

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended December 31, 2005 2004		Twelve Months Ended December 31, 2005 2004
Utility Operating Data Retail and firm sales (mWh)	591,529	580,431	2,304,550	2,246,237
Operating revenues: Retail and firm sales Resale sales Retail customer refund Other operating revenue Total operating revenue	$68,368 15,091 - 2,191 $85,650	$69,556 6,160 - 2,016 $77,732	$268,252 41,197 (6,194) 8,210 $311,465	$267,461 26,507 - 8,318 $302,286
Operating expenses: Purchased power Other operating expenses Total operating expenses	$51,692 31,926 $83,618	$37,737 36,357 $74,094	$171,643 131,189 $302,832	$165,651 123,986 $289,637

Consolidated Net Income and Common Stock
   (Loss) Income from continuing operations
   Income from discontinued operations, net of taxes
Net Income
   Preferred stock dividend requirements
Earnings available for common stock

	$(82) 5,359 5,277 92 $5,185	$2,181 1,655 3,836 (407) $4,243	$526 4,935 5,461 368 $5,093	$7,493 16,262 23,755 368 $23,387
Average shares of common stock outstanding: Basic Diluted	12,281,527 12,281,527	12,176,059 12,378,095	12,259,400 12,367,207	12,118,048 12,301,187
(Loss) earnings per share of common stock - basic: Continuing operations Discontinued operations Earnings per share	$(0.01) 0.43 $0.42	$0.21 0.14 $0.35	$0.02 0.40 $0.42	$0.59 1.34 $1.93
(Loss) earnings per share of common stock - diluted: Continuing operations Discontinued operations Earnings per share Dividends per share of common stock	$(0.01) 0.43 $0.42 $0.23	$0.21 0.13 $0.34 $0.23	$0.01 0.40 $0.41 $1.15	$0.58 1.32 $1.90 $0.92
Non-regulated Business Eversant Corporation: (Loss) earnings per basic and diluted common share	$(0.06)	$0.00	$(0.03)	$0.03
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Ed Ryan, Acting Chief Financial Officer and Treasurer (802) 747-5422; e-mail: eryan@cvps.com